Exhibit 99.1

Nanosphere Announces Closing of New and Expanded Debt Facility and $4.4 Million At The Market Registered Direct Offering

NORTHBROOK, IL – May 14, 2015 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, announced today the closing of its previously announced registered direct offering of $4,400,000 of Series A Convertible Preferred Stock (which are convertible into a total of 1,168,659 shares of common stock at a conversion price of $3.765) and warrants to purchase shares of common stock exercisable for up to 1,168,659 additional shares of common stock, in the aggregate. The warrants have an exercise price of $3.65 per share and are exercisable for 5 years commencing six months from the closing date. The preferred stock is perpetual and does not have a required dividend right or voting rights and has a liquidation preference of $0.01 per share. The preferred stock has a limitation on conversion into common stock to preclude the holder from acquiring beneficial ownership of more than 4.99% of our outstanding common stock, which may be increased to 9.99% in certain circumstances. As part of the fee payable to the placement agent in connection with the offering, Nanosphere also issued to the placement agent and certain of its principals warrants to purchase an aggregate of 70,120 shares of common at an exercise price of $4.45 per share. H.C. Wainwright & Co. acted as the exclusive placement agent in connection with this offering. Terms of the Series A Convertible Preferred Stock and the common stock warrants are described in the Company’s current report on Form 8-K filed with the SEC on May 14, 2015.

Net proceeds from the sale of the shares of Series A Convertible Preferred Stock and the common stock warrants after placement agent fees and other offering expenses are approximately $4.0 million. Nanosphere intends to use the proceeds of the offering for general corporate purposes and working capital.

The issuance and sale of the Series A Preferred Stock was made pursuant to a prospectus supplement dated May 11, 2015 to Nanosphere’s shelf registration statement on Form S-3 (File No. 333-183916) which became effective on November 5, 2012. The warrants described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), were issued in a concurrent private placement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov, or from H.C. Wainwright & Co. by e-mailing placements@hcwco.com.

Also on May 14, 2015, Nanosphere entered into a loan agreement that provides for a new $30 million debt facility with NSPH Funding, LLC, an affiliate of Life Sciences Alternative Funding, LLC (“LSAF”), and SWK Funding, LLC (“SWK”), and immediately drew down $20 million from this new debt facility. Concurrent with the closing of the initial $20 million tranche of this new debt facility, Nanosphere terminated its existing debt facility with Silicon Valley Bank and Oxford Finance, LLC and repaid approximately $8.9 million in full satisfaction of all liabilities and obligations to Silicon Valley Bank and Oxford Finance, LLC. Nanosphere intends to use the remaining proceeds of the new debt facility with LSAF and SWK for general corporate purposes and working capital, including the continued development of Nanosphere’s next generation Verigene system. Terms of the new debt facility are described in the Company’s current report on Form 8-K filed with the SEC on May 14, 2015.

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Ann Wallin

Interim Chief Financial Officer

Nanosphere, Inc.

847-400-9181

awallin@nanosphere.us

Michael Rice

Founding Partner

LifeSci Advisors

646-597-6979

mrice@lifesciadvisors.com